Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our Auditor’s Report, dated May 15, 2023 on the consolidated financial statements of Legion Capital Corporation for the year then ended December 31, 2022, in the Legion Capital Corporation Annual Report on Form 1-K, and to the reference to us under the heading “Experts” in the Annual Report on Form 1-K.

Tampa, Florida

May 15, 2023